As filed with the Securities and Exchange Commission on May 28, 2026.

Registration No. 333-291345

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST- EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kopin Corporation

(Exact name of registrant as specified in its charter)

Delaware	3674	04-2833935
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 North Drive

Westborough, Ma. 01581

(508) 870-5959

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John J. Concannon III, Esq.

Rahul K. Patel, Esq.

Morgan, Lewis & Bockius LLP

One Federal Street, Boston MA, 02110

(617) 951-8000

(Name, address including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule l2b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☒
Accelerated filer ☐	Emerging Growth Company ☐
Non-accelerated filer ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 7, 2025, Kopin Corporation (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-291345) (the “Registration Statement”). The Registration Statement, as later amended, was initially declared effective by the SEC on December 8, 2025.

On May 13, 2026, the Company filed a Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Amendment No. 1”) to (i) convert the Registration Statement into a Registration Statement on Form S-3, which the Company is eligible to use and (ii)  to incorporate by reference, the fiscal year ended December 27, 2025 financial statements contained in the Annual Report on Form 10-K for the year-ended December 27, 2025, filed with the SEC on April 13, 2026 (the “Form 10-K”).

This Post-Effective Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-3 is being filed to specifically incorporate by reference the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2026. No additional securities are being registered under this Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offeror sale is not permitted.

SUBJECT TO COMPLETION,	DATED May 28, 2026

PRELIMINARY PROSPECTUS

Kopin Corporation.

Up to 15,789,576 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders identified herein (the “Selling Stockholders”) of up to an aggregate of 15,789,576 shares of our common stock, par value $0.01 per share (the “Common Stock”). The shares of Common Stock to which this prospectus relate consists of shares that we have issued to the Selling Stockholders pursuant to that certain Share Purchase Agreement (as defined herein) we entered into with the Selling Stockholders on September 29, 2025. The shares were issued and sold pursuant to a private placement (the “Private Placement”), which was priced at a purchase price per share of Common Stock of $2.10. We are filing the registration statement pursuant to that certain registration rights agreement (the “Registration Rights Agreement”), dated as of September 29, 2025, entered into by the Company and the Selling Stockholders in the Private Placement.

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock. The Selling Stockholders may sell or otherwise dispose of the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. Information about how the Selling Stockholders may sell or otherwise dispose of the shares is described in this prospectus under the caption “Plan of Distribution.”

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “KOPN”. On May 27, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $5.51 per share.

Investing in our Common Stock involves a high degree of risk. You should carefully review the risks and uncertainties referenced under the heading “Risk Factors” of this prospectus and in the other documents that are incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2026.

You may only rely on the information contained in this prospectus or that we have referred you to. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances or in any jurisdictions in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including the documents incorporated by reference herein, may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our ability to source semiconductor components and other raw materials used in the manufacturing of our products amidst continued intermittent shortages, including from new and alternative suppliers;

●	our ability to prosecute and defend our proprietary technology aggressively or successfully;

●	our ability to recruit and retain personnel with experience and expertise relevant to our business;

●	our ability to invest in research and development to achieve profitability even during periods when we are not profitable;

●	any disruptions or delays in our supply chains, particularly with respect to semiconductor components, whether resulting from regional or global geopolitical developments, changes imposed by the current U.S. presidential administration, or otherwise; costs and outcomes relating to any disputes, governmental inquiries or investigations, regulatory proceedings, legal proceedings or litigation;

●	our ability to continue to introduce new products in our target markets;

●	our ability to generate revenue growth and positive cash flow, and reach profitability;

●	the strengthening of the U.S. dollar and its effects on the price of our products in foreign markets;

●	the impact of new regulations and customer demands relating to conflict minerals;

●	our ability to obtain a competitive advantage in the wearable technologies market through our extensive portfolio of patents, trade secrets and non-patented know-how;

●	our ability to grow within our targeted markets;

●	the importance of small form factor displays in the development of defense, consumer, and industrial products such as thermal weapon sights, safety equipment, virtual and augmented reality gaming, training and simulation products and metrology tools;

●	the suitability of our properties for our needs for the foreseeable future;

●	our need to achieve and maintain positive cash flow and profitability. and

●	other factors discussed elsewhere in this prospectus.

Many of the foregoing risks and uncertainties, as well as risks and uncertainties that are currently unknown to us, are or may be exacerbated by factors such as the ongoing conflict between Ukraine and Russia, escalating tensions between China and Taiwan, the war in the Middle East, increasing economic uncertainty and inflationary pressures, and any consequent worsening of the global business and economic environment. New factors emerge from time to time, and it is not possible for us to predict all such factors. Should one or more of the risks or uncertainties described in this prospectus or any other filing with the SEC occur, or should the assumptions underlying the forward-looking statements we make herein and therein prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

You should read this prospectus, the documents incorporated by reference herein, and the documents that we reference within it with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

Website and Social Media Disclosure

We use our website (www.kopin.com) to share Company information. Information contained on or that can be accessed through our websites is not, however, incorporated by reference in this prospectus. Investors should not consider any such information to be part of this prospectus.

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PROSPECTUS SUMMARY

This summary provides an overview of information appearing elsewhere in this prospectus and highlights the key aspects of this offering. This summary does not contain all of the information you should consider prior to investing in our Common Stock. You should read this entire prospectus, and the documents incorporated by reference carefully before making any investment decision. Some of the statements made or incorporated by reference in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. Our fiscal year ends on the last Saturday in December. Unless the context otherwise requires, references to “Kopin,” the “Company,” “we,” “us,” and “our” in this prospectus refer to Kopin Corporation. and our consolidated subsidiaries.

Company Overview

Kopin Corporation, a Delaware corporation, incorporated in 1984, and is headquartered in Westborough, Massachusetts, is a leader of innovative microdisplay technologies and optical systems, catering to defense, enterprise, industrial, consumer, and medical sectors. Our portfolio includes four types of miniature active-matrix liquid crystal displays (“AMLCDs”), liquid crystal on silicon (“LCOS”) displays, organic light emitting diode (“OLED”) displays, and emerging micro light emitting diode (“MicroLED”) displays, in addition to optics, electronics, and housings for subsystems which we call Application Specific Optical Solutions (“ASOS”). These microdisplays and subsystem solutions are all geared toward enhancing human performance when it matters most – in critical applications.

We are developing patent pending fifth-generation MicroDisplay called NeuralDisplay™. The display is a bi-directional, human-in-the-loop and artificial intelligence enabled backplane that can be manufactured into microdisplays using either OLED or MicroLED deposition technology. The Company continues to research bi-directional sensing capabilities with potential partners, customers and investors.

While microdisplays remain a core competency for Kopin, we also bring value to our customers through the design and manufacture of high-performance subsystems of application-specific solutions (“ASOS”) which include optics, electronics, and housings that are designed to meet the rigorous performance, size, weight, power, and cost requirements of the applications into which they are used.

These products are critical for applications ranging from weapon mounted thermal sights to spatial computing devices and medical headsets. We have been supplying our microdisplays and ASOS to the U.S. Department of War for many years for solider centric systems, rotary and fixed wing aircraft and are developing products for armored vehicles and soldier carried missile systems. Our market reach now extends globally, with significant operations in the Americas, Asia-Pacific, and Europe. This global footprint and strategic focus underscores our capability to serve diverse and demanding markets, particularly in defense, where it supports both U.S. and international customers with development and production programs.

During 2025, Kopin received a significant and strategic Industrial Analysis and Sustainment Act (IBAS) award from the Secretary of War to research and develop color MicroLED technology for soldier borne systems, heads up displays and other imaging applications within aircraft and automotive applications. The Company expects to receive additional government funding to further the technology and establish domestic full-rate productions within 2026 and beyond.

Recent Developments

On April 27, 2026, Kopin entered into a Joint Development and License Agreement (the “JDA”) with Fabric AI, Inc. (“Fabric AI”), pursuant to which Kopin and Fabric AI agreed to collaborate on the development and commercialization of Kopin’s interface for GPU-to-GPU connectivity and work together to develop a prototype and demonstration version of the Project Technology (as defined below) in accordance with one or more statements of work or purchase orders (each, a “Development Plan”) agreed in writing between the parties from time to time, which will set out the scope, deliverables, timelines and other relevant terms of the applicable development activities. Any data communications chip technology that is to be developed by either party in performance of any Development Plan is herein referred to as the “Project Technology.” Pursuant to the JDA, Fabric AI Inc. agreed to pay Kopin up to $15,000,000 for the development of the Project Technology through achievement of at least one successful prototype demonstrations (a “Successful Demo”) in accordance with the Development Plan(s) and the funding schedule agreed by the parties (the “Development Funds”). Fabric AI agreed to issue an initial purchase order of $5,000,000 within 10 business days after the date on which the JDA was entered into, and payable within ten business days of Kopin’s receipt of such purchase order. Further, Fabric AI agreed that it will ensure that at least $5,000,000 of funds are available in a segregated account to cover Development Plan needs. Following this initial purchase order, Fabric AI will pay Kopin the remaining Development Funds in installments in accordance with a time-based funding schedule agreed by the parties as part of the applicable Development Plan. Following achievement of a Successful Demo, the parties agreed to negotiate in good faith for a period of one year to agree upon a funding, development, manufacturing and commercialization plan for production deployment of the Project Technology, as agreed in writing by the parties (the “Production Plan”), which is expected to include an additional payment by Fabric AI of approximately $15,000,000 to $25,000,000.

Pursuant to the JDA, Kopin must (i) provide Fabric AI with periodic written reports not less than once per month concerning all material activities undertaken in respect of the applicable Development Plan, (ii) keep Fabric AI informed on a timely basis concerning all material progress in the applicable Development Plan, and (iii) at Fabric AI’s reasonable written request, from time to time, provide Fabric AI with information relating to the progress of the applicable Development Plan.

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In further consideration of Kopin’s contributions to the development of the Project Technology, Fabric AI agreed to issue to Kopin shares of Fabric AI’s Series J Convertible Preferred Stock, par value $0.0001 per share (“Series J Convertible Preferred Stock”), constituting 19.9% of the pro forma fully-diluted outstanding shares of Fabric AI’s common stock, par value $0.0001 per share (the “Fabric AI Common Stock”), excluding shares of common stock underlying unexercised options, warrants, and other common stock equivalents, , subject to certain anti-dilution adjustments upon the sale or issuance of the Fabric AI Common Stock or common stock equivalents, or the conversion or exercise of outstanding common stock equivalents as further described below. Pursuant to the JDA, Fabric AI agreed to take all actions necessary to give full force and effect to the adjustment provisions set forth in the Certificate of Designations Series J Convertible Preferred Stock (the “Series J Certificate of Designations”), including through the issuance of additional shares of Series J Convertible Preferred Stock to Kopin in such amounts as may be required to ensure that the number of shares of Series J Convertible Preferred Stock issued to Kopin are convertible into the Maximum Issuance (as defined below) upon each Dilutive Issuance or Dilutive Conversion (as each term is defined below), as applicable, in accordance with the terms of the Series J Certificate of Designations.

Pursuant to the JDA, Fabric AI and Kopin have agreed to jointly and equally own all right, title, and interest in the Project Technology developed under the JDA, while Kopin retains sole ownership of pre-existing technology in its possession on the date of the JDA, and any improvements and modifications to such technology, excluding Project Technology (the “Background Technology”). Kopin has granted Fabric AI a non-exclusive, royalty-free, worldwide license under Kopin’s Background Technology for developing and commercializing Project Technology within the scope of Fabric AI’s rights under the JDA. Fabric AI has the exclusive worldwide rights to commercialize the Project Technology in all commercial markets, subject to Kopin’s exclusive worldwide rights to commercialize the Project Technology for or with respect to: (a) government agencies, departments, instrumentalities or other public sector bodies, including defense, intelligence, national security and public research bodies; (b) military, defense or government intelligence end users; and (c) defense contractors, subcontractors, integrators and other entities primarily engaged in supplying products or services to government, military, defense or government intelligence markets, in each case on a worldwide basis. All products incorporating the Project Technology are required to be manufactured exclusively by or on behalf of Kopin.

The JDA also provides for the establishment of a joint steering committee (the “JSC”) to oversee and coordinate the performance of the JDA, consisting of two representatives from each of Fabric AI and Kopin. Michael Murray, Kopin’s Chief Executive Officer, will serve as one of Kopin’s representatives and as chairperson of the JSC. Members of the JSC may be compensated by Fabric AI and/or Kopin in a manner to be determined by the parties.

Concurrently with the JDA, on April 27, 2026, Fabric AI and Kopin also entered into that certain Commercial Supply Agreement (the “Supply Agreement”). Under the Supply Agreement, Kopin appointed Fabric AI as the exclusive seller of any products incorporating the Project Technology and developed under the JDA (the “Products”) to end users located worldwide, excluding countries subject to comprehensive U.S. trade or economic sanctions (the “Territory”). Kopin retained exclusive supply and distribution rights with respect to the sale of Products to the automotive, military, and defense markets, and has the right to prioritize supply to such markets.

Fabric AI is required to purchase its entire requirements for Products from Kopin, except following the occurrence of any of the following: (a) Kopin’s failure to deliver at least 90% of the quantity of Products ordered by Fabric AI in an accepted purchase order within the applicable lead times agreed by the parties (plus a grace period of 30 days), in each case other than where such failure is due to (x) supply constraints, component shortages or manufacturing limitations, or (y) compliance with Kopin’s other contractual, legal or regulatory obligations; (b) Kopin’s written notice to Fabric AI that Kopin will be unable to fulfill a material portion of any purchase order; (c) Kopin’s failure, over two (2) consecutive quarters, to use commercially reasonable efforts to maintain manufacturing capacity sufficient to support Fabric AI’s forecasted requirements, as agreed between the parties; or (d) Kopin’s discontinuation of manufacturing operations for the Products for a period of sixty (60) or more consecutive days (other than for scheduled maintenance disclosed to Fabric AI in advance), except, with regard to each of the foregoing, to the extent directly caused by (i) acts beyond Kopin’s reasonable control; (ii) Fabric AI’s failure to perform any of its obligations under the Supply Agreement; (iii) Kopin’s compliance with any contractual, legal or regulatory obligation to prioritize supply to governmental, military or defense customers; (iv) any increase in purchase orders or forecasted requirements by Fabric AI that is not consistent with the most recent forecast provided to Kopin or that exceeds agreed ramp-up parameters between the parties; or (v) any purchase order or requested delivery date that does not comply with the applicable lead times agreed by the parties (each, an “Inability to Supply Event”). In the event of an Inability to Supply Event, Fabric AI may, solely to the extent necessary and subject to written agreement with Kopin, manufacture Products in the Territory. Any such right terminates immediately upon Kopin’s ability to resume supply.

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The Supply Agreement has an initial term of four years commencing on the effective date, with automatic one-year renewal periods unless either party provides written notice of non-renewal at least 90 days prior to the end of the then-current term. Upon expiration or termination, all indebtedness of Fabric AI to Kopin will become immediately due and payable, and Fabric AI will be required to cease representing itself as Kopin’s authorized representative and return or destroy all confidential information.

On October 16, 2025, the Company announced that the previously announced $15 million strategic from Theon International Plc (“Theon”) had been completed. Under the terms of the agreements entered into by the parties in connection with the strategic investment, Theon acquired a 49% interest in Kopin’s subsidiary, Kopin Europe Ltd. (“Kopin Europe”) for $8.0 million and the parties entered into a licensing and development agreement and funding agreements relating to the joint development of military products. In addition, Theon purchased $7.0 million worth of shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Kopin (the “Series A Convertible Preferred Stock”). Each share of the Preferred Stock is convertible into shares of Common Stock at an initial fixed conversion price of $3.00 per share, pursuant to the terms of the Certificate of Designation for Series A Convertible Preferred Stock of the Company (the “Certificate of Designations”). Kopin will have the ability to force the conversion of the preferred stock into common stock once Kopin’s common stock trades at $5.50 per share or higher for 10 Trading Days (as defined in the Certificate of Designation) within a 30 consecutive Trading Day period. The Preferred Stock will carry an annual dividend of at the base rate dividend rate of 4%, payable in cash and stock.

On September 30, 2025, Kopin and Theon entered into an amendment to the Series A Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) dated August 8, 2025, wherein the parties agreed to amend the terms of the Preferred Stock issuable under the Stock Purchase Agreement to change the Mandatory Conversion Price (as defined in the Stock Purchase Agreement) of the Preferred Stock from $4.50 to $5.50 per share. In addition, pursuant to a side letter between Kopin, Theon, and Kopin Europe, dated September 30, 2025 (the “Side Letter”), the License and Collaboration Agreement between the parties attached to the Stock Purchase Agreement (the “LCA”) was amended to, among other things, (i) include the production of colour μLED products, including the development of a μLED micro-display product for Theon (Theon μLED ), (ii) set forth the pricing and period of exclusivity to Theon of the Theon μLED, (iii) set forth terms applicable to the commercialization of products containing the Theon μLED by Kopin within the United States, and (iv) address amounts owed to Theon and Kopin Europe on the sale of products containing the Theon μLED. Under the terms of the Side Letter, Theon agreed to pre-pay $4.0 million of development costs for the Theon μLED upon agreement by the parties on the development plan for the Theon μLED. If it is determined by Theon that the proposed development plan does not justify the $4.0 million prepayment, the prepayment will be converted into a loan to Kopin with an interest rate of 4% per annum repayable within 12 months.

On September 29, 2025, Kopin announced that it had entered into a securities purchase agreement (the “Purchase Agreement”) for a private investment in public equity financing (the “PIPE”) for 19,545,950 shares of its common stock, par value $0.01 per share (the “Placement Shares”). The net proceeds to the Company from the offering are estimated to be approximately $38.1 million, after deducting placement agent fees and commissions and estimated offering expenses payable by the Company. The transaction closed on September 30, 2025. The issuance of the Placement Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Placement Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder for transactions not involving a public offering. The Company was required to file a registration statement providing for the resale of the Placement Shares by November 9, 2025. The registration statement, of which this prospectus forms a part of, is being filed pursuant to a Registration Rights Agreement. Pursuant to the Purchase Agreement and the Registration Rights Agreement, for the period between September 29, 2025 and until ten (10) days after the date that the registration statement had been declared effective by the SEC, the Company agreed not to (1) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock, convertible securities or options, or (2) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement or a post-effective amendment to an existing registration statement necessary to continue such registration without provided, however, that this shall not apply to customary exceptions, without the consent of the Placement Agent.

The Company also entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Stifel, Nicolaus & Company, Incorporated, LLC (the “Placement Agent”), dated June 10, 2025 and amended on September 23, 2025, pursuant to which the Placement Agent acted as the exclusive placement agent for the Company in connection with the Placement. The Company paid the Placement Agent a cash fee based on the total size of the Placement according to a formula set forth in the Placement Agency Agreement.

In connection with the Placement, pursuant to lock-up agreements, the Company’s directors and executive officers agreed for a period of 90 days after the closing date of the Placement, subject to certain exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-Up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement with respect to any security of the Company. “Lock-Up Shares” shall mean those shares of the Company’s common stock or any securities convertible into or exercisable or exchanged for common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition.

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Corporate Information

We were incorporated in the State of Delaware on April 23, 1984. Our principal executive office is located at 125 North Drive, Westborough, MA. 01581, and our telephone number is (508) 870-5959. Our website address is https://www.kopin.com/. Information contained on or that can be accessed through our website is not incorporated by reference into this prospectus. Investors should not consider any such information to be part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

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THE OFFERING

Common stock offered by the Selling Stockholders	Up to 15,789,576 shares of Common Stock.

Shares of Common Stock outstanding prior to this offering	185,841,861 shares of Common Stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See the section titled “Use of Proceeds.”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See the section titled “Risk Factors” on page 6 of this prospectus and the section titled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our Common Stock.

Nasdaq symbol for our Common Stock	“KOPN”

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 183,508,528 shares outstanding as of March 28, 2026 plus 2,333,333 shares of common stock issuable upon the conversion of our Series A Convertible Preferred Stock but excludes:

●	1,316,004 shares of our Common Stock issuable upon the exercise of stock options outstanding as of March 28, 2026, at a weighted average exercise price of $2.56 per share;

●	5,540,631 shares of Common Stock reserved for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”); and

●	10,000,000 shares of Common Stock issuable upon the exercise of outstanding prefunded warrants with an exercise price equal to $0.01 per share.

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RISK FACTORS

We operate in a changing global environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our financial condition, results of operations, cash flows, and competitive position. Accordingly, our business and financial results are subject to a number of risks and uncertainties, including those set forth below. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. Additional risks and uncertainties that are not currently known to us or that we currently do not believe to be material may also negatively affect our business and financial results. The risk factors set forth below describe what we believe to be the material risks and uncertainties related to our financial condition, results of operations, cash flows, and competitive position. We have included the risk factors below without any reflection on the relative importance of, or likelihood of, any particular risk factor.

Risks Related to this Offering:

The Selling Stockholders may sell their shares of Common Stock being registered in this offering in the public market. This means that up to 15,789,576 shares of Common Stock, the number of shares being registered in this offering for sale by the Selling Stockholders, may be sold in the public market. Sales of a substantial number of our shares of Common Stock in the public market by the Selling Stockholders and/or by our other existing stockholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock.

The significant downward pressure on the price of our Common stock caused by the sale of material amounts of Common Stock could encourage short sales by third parties. To the extent that the Selling Securityholders sell shares of our Common Stock pursuant to this prospectus, the market price of our Common Stock may decrease due to the additional selling pressure in the market. Short selling is a method used to capitalize on an expected decline in the market price of a security and could depress the price of our Common Stock, which could further increase the potential for future short sales. Sales of our Common Stock could encourage short sales by market participants, which could create negative market momentum. Continued short selling may bring about a temporary, or possibly long term, decline in the market price of our Common Stock. The Company cannot predict the size of future issuances or sales of Common Stock or the effect, if any, that future issuances and sales of Common Stock will have on its market price or the activities of short sellers. Sales involving significant amounts of Common Stock, including issuances made in the ordinary course of the Company’s business, or the perception that such sales could occur, may materially and adversely affect prevailing market prices of the Common Stock.

Risks Related to Our Financial Position and Internal Controls

We have experienced a history of losses, have a significant accumulated deficit, have had negative cash flow from operating activities in fiscal years 2025 and 2024, and expect to have negative cash flow from operating activities in fiscal year 2026. Since inception, we have incurred significant net operating losses. As of December 27, 2025, we had an accumulated deficit of $399.5 million. At December 27, 2025 and December 28, 2024, we had $61.6 million and $36.6 million of cash and cash equivalents, including restricted cash, and marketable securities, respectively. For the years 2025 and 2024, net cash used in operating activities was $15.5 million and $14.2 million, respectively. The increase in our cash and cash equivalents and marketable securities is primarily due to gross proceeds of $33.9 million received from the sale of 43.0 million shares of common stock and the prefunded warrants to purchase up to 4,000,000 shares of common stock at a public offering price of $0.65 per share, and net proceeds of approximately $38.1 million from a private placement fundraising activity for 19,545,950 shares of its common stock, par value $0.1 per share at a price of $2.10 per share, We plan to continue to invest in research and development even during periods when we are not profitable, which may result in our incurring losses from operations and negative cash flow. If we do not soon achieve and maintain positive cash flow and profitability, our financial condition will ultimately be materially and adversely affected, and we will be required to raise additional capital. We may not be able to raise any necessary capital on commercially reasonable terms or at all. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of our common stock may decline.

Raising additional funds by issuing securities may cause dilution to our existing stockholders or restrict our operations. To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our shares to decline. We may sell shares or other securities in other offerings at a price per share that is less than the prices per share paid by other investors, and investors purchasing shares of our common stock or other securities in the future could have rights superior to existing stockholders. The sale of additional equity or convertible securities would dilute all of our stockholders, and the terms of these securities may include liquidation or other preferences that adversely affect our existing stockholders.

6

Management has identified material weaknesses in our internal controls over financial reporting, and we may be unable to develop, implement and maintain appropriate controls in future periods.

The Sarbanes-Oxley Act of 2002 and SEC rules require that management annually report on the effectiveness of our internal control over financial reporting and our disclosure controls and procedures. As more fully described within Item 9A, “Controls and Procedures,” of this Annual Report on Form 10-K, management determined that the material weaknesses in internal control over financial reporting previously identified in our 2024 Annual Report on Form10-K had not been fully remediated and identified an additional material weakness in internal control over financial reporting. As a result, our Chief Executive Officer and Chief Financial Officer concluded that our internal controls over financial reporting were not effective as of December 27, 2025. The specific material weaknesses are described in Part II - Item 9A. “Controls and Procedures” of this Annual Report on Form 10-K in “Management’s Report on Internal Control over Financial Reporting.” A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected. We cannot assure you that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, or could result in material misstatements in our financial statements, which could cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

We are in the process of developing and implementing our remediation plan for the identified material weaknesses, and we expect that this work will continue in 2026. There can be no assurance, however, as to when the remediation plan will be fully developed, when it will be fully implemented and/or the cost of its implementation. Until our remediation plan is fully implemented, we will continue to devote significant time and attention to these efforts. If we do not complete our remediation in a timely fashion, or at all, or if our remediation plan is inadequate, there is a risk that we will be unable to timely file future periodic reports with the SEC and/or that our future financial statements could contain undetected errors. Until the remediation plan is complete and implemented, we will rely upon additional interim control procedures prescribed by management, including the utilization of manual mitigating control procedures to help ensure that we fairly state our financial statements in all material respects. However, the establishment of these interim controls does not provide the same degree of assurance as a fully remediated control environment. For more information relating to our internal control over financial reporting and disclosure controls and procedures, and the remediation plan that we have undertaken, see Part II - Item 9A. “Controls and Procedures” of our Annual Report on Form 10-K, for the fiscal year ended December 27, 2025.

We may be unable to manufacture our products cost effectively to meet contractual specifications or customer requirements. Our products are required to meet specifications agreed to in purchase orders and related agreements with our customers. Our ability to produce products which meet these specifications is dependent on a number of factors including but not limited to our manufacturing processes and our vendors providing raw materials that meet the specifications we have agreed to with them. In addition, while there may be agreement with our customers on the specifications there may be ambiguity with the method to measure compliance with meeting the specifications. When we commence production of new products, we normally go through a period of low production efficiency as we modify our production processes for higher volume output and train more production employees on how to make the product. Low production efficiency means that the cost to make the product is more than what we anticipated when we accepted the purchase order from the customer. In addition, after we commence selling our products customers may request changes to the products which may also result in low production efficiency starting again. We currently have several new products and new product configurations going to production. If the products we deliver are found to have undetected defects or latent defects when we ship them, we may incur the cost to recall the products. Product recalls and product liability and warranty claims can result in significant damages and costs, including fines, as well as other harm to our business. If we are unable to manufacture our products cost effectively, our revenue and ability to obtain profitability will be adversely affected.

Our revenues and cash flows could be negatively affected if sales of our display products for defense applications significantly decline or the current defense development programs are either cancelled or ultimately do not result in future product sales. The sale of our display products to the military for use in thermal weapon sights and avionic helmets has been a primary source of our defense revenues and cash flows over the last several years. We currently are included in the Family Weapon Sight (“FWS”) Individual program and the Joint Strike Fighter (F-35) jet fighter program. In 2024, we experienced quality issues with the products we supplied for the FWS-I program. These quality issues resulted in suspension of shipments to our customer at various times during 2024 as we made modifications to our production processes. We are continuing to make modifications to our production processes as we resolve certain issues. We are in development and qualification of additional defense programs related to avionic helmets, armored vehicles and soldier rifle scopes. Our ability to generate revenues and cash flow from sales to the U.S. military and our customers depends on our Display products remaining qualified in the F-35 Joint Strike Fighter, FWS and other U.S. defense programs, our customers continuing to serve as the suppliers for those programs, and on the U.S. Government/military funding these programs. We may not be awarded contracts for the systems we are in qualification for, and for the systems we are qualified for, we may only be awarded a portion of the program as the U.S. military looks to have multiple sources when possible. Even if our products qualify for these programs, the U.S. Government can opt to change suppliers, in which case demand for our products could be negatively affected. In addition, the government could postpone or cancel these programs. We believe the Department of War (“DoW”) is evaluating alternative display technologies for the F-35 Strike Fighter program and other defense programs, and we will need to develop and qualify any replacement display technologies. Our ability to generate revenues and cash flow from sales to the U.S. military also depends on winning contracts over our competitors. If we are unable to be qualified into new U.S. defense programs, remain qualified in existing programs, or win orders against our competition, or if defense programs are not funded, then our ability to generate revenues and achieve profitability and positive cash flow will be materially and negatively impacted.

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A decline in the U.S. Government defense budget, changes in spending or budgetary priorities, a prolonged U.S. Government shutdown or delays in contract awards may significantly and adversely affect our future revenues, cash flow and financial results. In addition to the Anti-Deficiency Act, in recent years U.S. Government appropriations have been affected by larger U.S. Government budgetary issues, including reductions or shifts in the capital resources or government funding, and related legislation. As a result, DoW funding levels have fluctuated and have been difficult to predict. Future spending levels are subject to a wide range of factors, including Congressional action and changes to governmental policies and programs, including loans, grants, guarantees and other subsidies, and changes to government spending policies, including shifts in funding priorities. In addition, in recent years the U.S. Government has been unable to complete its budget process before the end of its fiscal year, resulting in both a government shutdown and continuing resolutions to extend sufficient funds only for U.S. Government agencies to continue operating. Additionally, if the national debt reaches the statutory debt ceiling in future years, it could result in the U.S. Government defaulting on its debts.

As a result, defense spending levels are difficult to predict beyond the near term due to numerous factors, including the external threat environment, future government priorities and changes to funding of government agencies, and the state of government finances. Significant changes in defense spending or changes in U.S. Government priorities, policies and requirements could have a material adverse effect on our results of operations, financial condition or liquidity.

Most of our defense sales are on a fixed-price basis, which could subject us to losses if there are cost overruns. Under a fixed-price contract, we receive only the amount indicated in the contract, regardless of the actual cost to produce the goods. While firm fixed-price contracts allow us to benefit from potential cost savings, they also expose us to the risk of cost overruns. If the initial estimates that we use to calculate the sales price and the cost of performing the work prove to be incorrect, we could incur losses. We have had situations where we have underestimated the cost of a program and incurred losses in fulfilling the contract. As discussed above, we are seeing a global shortage of semiconductors and other raw materials which is resulting in a significant increase in some raw material prices. In addition, the U.S. recently experienced inflation levels not seen in many years which drove higher labor costs and there is an expectation that tariffs may result in additional inflation in the future. Some of our contracts have specific provisions relating to cost, scheduling, and performance. If we fail to meet the terms specified in those contracts, then our cost to perform the work could increase, which would adversely affect our financial position and results of operations. Some of the contracts we bid on have Indefinite Delivery, Indefinite Quantity (“IDIQ”) provisions. This means we are bidding a fixed price but are not assured of the quantity the government will buy or when it will buy during the term of the contract. This means we are exposed to the risk of price increases for labor, overhead and raw materials during the term of the contract. We may incur losses on fixed-price and IDIQ contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our investments in the development and sale of OLED microdisplays may not be successful, which may materially adversely affect our sales, profitability and cash flow. Historically, we have sold products that incorporate our proprietary AMLCDs. We believe that for certain applications, OLED microdisplays have performance advantages and we have received future display product needs from some customers that plan to switch from AMCLDs to OLED microdisplays in the next two to three years. We are in the process of designing and developing OLED microdisplays and establishing foundry relationships to manufacture them. We expect to make additional monetary investments in their commercialization, though our plan is to outsource their production. We have little experience in production outsourcing. If we are unsuccessful in designing and developing OLED microdisplays or if we are unable to find cost-effective third-party production partners, our sales and profitability may be negatively affected.

Changes in government trade policies may increase the cost of our products, which may materially adversely affect our sales or profitability. We depend on a Taiwanese foundry for the manufacture of integrated circuits for our AMLCD display products and on Chinese, Korean, and European foundries for our OLED display products. In recent years the U.S. has imposed, among other actions, new or higher tariffs, including those that have been or may be imposed by the new presidential administration in the U.S. on specified imported products originating from China in response to what it characterizes as unfair trade practices, and China has responded by proposing or implementing new or higher tariffs on specified products imported from the U.S. Tariffs on components that we import from China or other nations that have imposed, or may in the future impose, tariffs have in some cases and may in the future cause our expenses to increase, which would adversely affect our profitability unless we were able to exclude our products from the tariffs or we raise prices for our products, which may result in our products becoming less attractive relative to products offered by our competitors. In addition, future actions or escalations by either the U.S. or China that affect trade relations may also affect our business or that of our suppliers or customers, and we cannot provide any assurances as to whether such actions will occur or the form that they may take. Moreover, it is uncertain to what extent, if any, the U.S. tariffs on components that we import from China will affect the Taiwanese foundries on which we depend, in part because many Taiwanese foundries conduct parts of their manufacturing in China. Kopin has completed and continues to transition several OLED device deposition steps to European supply chain partners for U.S. DoD source of supply requirements and duplicity to reduce the risk of Chinese supply and potential tariffs.

On February 20, 2026, the U.S. Supreme Court issued a ruling striking down certain tariffs previously imposed under the International Emergency Economic Powers Act. It remains uncertain how this decision will affect the existing tariffs or whether additional tariffs will be imposed under other laws. Significant uncertainty exists regarding the duration of existing and newly announced tariffs, potential changes or pauses to such tariffs, tariff levels, and whether further additional tariffs or other retaliatory actions may be imposed, modified, or suspended, and the impacts of such actions on our business. We are continuing to monitor and evaluate these developments and assess their potential negative effects on our business, financial condition, and results of operations.

A protectionist trade environment in either the U.S. or those foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, may materially adversely affect our ability to sell our products in foreign markets. To the extent that our sales or profitability are affected negatively by any such tariffs or other trade actions, our business and results of operations may be materially adversely affected.

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Our business and financial performance may be adversely affected by cyber-attacks on information technology infrastructure and products, as well as changes in cybersecurity and if our information technology security systems were infiltrated and confidential and/or proprietary information were taken, we could be subject to fines, lawsuits and loss of customers. Significantly larger organizations with much greater resources than us have been the victim of cybercrimes. We routinely receive emails probing our Internet security, and our Internet security systems have detected outside organizations attempting to install Trojan virus software packages in our systems. We rely on our electronic information systems to perform routine transactions to run our business. We transact business over the Internet with customers, vendors and our subsidiaries and have implemented security measures to protect against unauthorized access to this information. We have also implemented security policies that limit access via the Internet from the Company to the outside world based on the individual’s position in the Company. We routinely receive security patches from software providers for the software we use. Our primary concerns are inappropriate access to personnel information, information covered under the International Traffic in Arms Regulation, product designs and manufacturing information, financial information and our intellectual property, trade secrets and know-how. Our business may be impacted by disruptions to our own or third-party information technology (IT) infrastructure, which could result from, among other causes, cyberattacks on or failures of such infrastructure or compromises to its physical security. Cybersecurity threats are continuously evolving and include, but are not limited to, both attacks on our IT infrastructure and attacks on the IT infrastructure of our customers, suppliers, subcontractors and other third parties with whom we do business routinely, both on premises and in the cloud, attempting to gain unauthorized access to our confidential, proprietary, or otherwise protected information, classified information, or information relating to our employees, customers and other third parties, or to disrupt our systems or the systems of third parties. We are also exposed to the risk of insider threat attacks. Any such attacks could disrupt our systems or those of third parties, impact business operations, result in unauthorized release of confidential, proprietary, or otherwise protected information, and corrupt our data or that of third parties. The threats we face are continuously evolving and vary in degree of severity and sophistication. These threats include advanced persistent threats from highly organized adversaries, including but not limited to cyber criminals, nation states and so-called hacktivists, particularly those adverse to the security interests of the U.S. and its allies, which target us and other defense contractors. These types of threats are related to the geopolitical environment and have, therefore, grown in number due to recent geopolitical conflicts. In addition, because of the rapid pace of technological change, we and our customers, suppliers, subcontractors and other third parties with whom we conduct business continue to rely on legacy systems and software, which can be more vulnerable to cyber threats and attacks. Moreover, we, like other companies, see an unprecedented number of previously unknown vulnerabilities, for which there are no known mitigations being revealed by new attacks. Further, the sophistication, availability and use of artificial intelligence by threat actors present an increased level of risk. Due to the evolving threat landscape, we have experienced and expect to continue to experience more frequent and increasingly advanced cyber-attacks. In addition, changes in domestic and international cybersecurity-related laws and regulations have expanded cybersecurity-related compliance requirements, and cybersecurity regulatory enforcement activity has grown. We expect the regulatory environment to continue to evolve, and staying apace with these regulatory changes could increase our operational and compliance expenditures and those of our suppliers, and lead to new or additional information technology and product development expenses. We also face reputational, litigation and financial risks in relation to potential required disclosures and increased risk of enforcement. We continue to make investments and adopt measures designed to enhance our protection, detection, response, and recovery capabilities, and to mitigate potential risks to our technology, products, services and operations from potential cybersecurity threats, as well as to comply with evolving regulations. However, given the unpredictability, nature and scope of cyber-attacks, it is possible that we are unable to defend against all cyber-attacks, that potential vulnerabilities could go undetected and persist in the environment for an extended period, or that we may otherwise be unable to mitigate customer losses and other potential consequences of these attacks. In some cases, we must rely on the safeguards put in place by our customers, suppliers, subcontractors and other third parties to protect against and report cyber threats and attacks. We could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations or ability to provide products and services to our customers, the compromise of confidential information, intellectual property or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our or third-party systems, networks or products, financial losses from remedial actions, loss of business, or potential liability, penalties, fines and/or damage to our reputation. Any of these could have a material adverse effect on our competitive position, results of operations, financial condition or liquidity. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted.

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Supply shortages have and could continue to impair the quality, reduce the availability or increase the cost of raw materials, which could harm our business. We rely on third-party independent contractors for certain integrated circuit chip sets, backlights, and other critical raw materials such as special glasses, wafers, and chemicals. Lead times for the parts and components that we order vary significantly and depend on factors such as manufacturing cycle times, manufacturing yields, and the availability of raw materials used to produce the parts or components. The semiconductor industry has been and continues to experience a shortage of semiconductor components. We have experienced intermittent shortages of raw materials, which has affected our ability to manufacture and ship units. These shortages have also resulted in an increase in the cost of raw materials and semiconductor components. Our products sold for defense applications go through an expensive and long qualification period before the government will accept the products. Once the product for a defense application is accepted there are restrictions on our ability to substitute a different raw material or component for the one used in the qualification of the product. If these shortages were to further affect our supply of raw materials, our ability to manufacture and distribute our products could continue to be adversely affected, which in turn would adversely affect our results of operations or financial condition.

Geopolitical tensions and any conflicts resulting therefrom may negatively affect our ability to source materials and components required to manufacture our products. We depend principally on a Taiwanese foundry for the fabrication of integrated circuits for our AMLCD defense display products. We use a Chinese foundry for the deposition process in creating our OLED displays. Our reliance on these foundries involves several risks, including reduced control over availability, capacity utilization, delivery schedules, manufacturing yields, and costs. Geopolitical changes in China-Taiwan or China-U.S. relations could disrupt these foundries’ operations and cause these risks to materialize, which would adversely affect our ability to manufacture our display products. If these foundries were to become unable to provide the required capacity, services or quality on a timely basis due to a military or other form of conflict, geopolitical tensions, including in Ukraine, the Middle East, China, Taiwan and other regions, financial market volatility and disruption, inflationary concerns, changes in tax laws and regulations, interest and currency exchange rates, uncertain economic conditions in the United States and abroad, and uncertainties with respect to tariffs, including those imposed or that may be imposed by the current presidential administration in the U.S., or other reasons relating thereto, we may not be able to manufacture and ship our display products, or we may be forced to manufacture them in limited quantities until replacement foundry services can be obtained. Furthermore, we cannot assure that we would be able to establish alternative manufacturing and packaging relationships on acceptable terms or at all.

We are in the process of transitioning from using a Chinese deposition foundry to a European foundry for certain OLED products for defense applications. We depend principally on a Chinese foundry for the deposition process in creating our OLED displays but we are in the process of having the deposition process performed by a European foundry. If we are unsuccessful in executing our transition plan or if the transition is significantly delayed, our ability to manufacture and distribute our products could continue to be adversely affected, which in turn would adversely affect our results of operations or financial condition.

Our business, results of operations and financial condition could be adversely affected by events beyond our control, such as natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events. Our business and operations, or those of our suppliers, could be negatively affected by various events beyond our control, including, without limitation, natural disasters, such as hurricanes, tornadoes, floods, earthquakes, extreme cold events and other adverse weather conditions; political crises, such as terrorist attacks, war, labor unrest, and other political instability (including, without limitation, the ongoing conflicts between Russia and Ukraine and Israel and Hamas); negative global climate patterns, or other catastrophic events, such as fires or other disasters occurring at our suppliers’ manufacturing facilities, whether occurring in the United States or internationally; and public health crises, such as pandemics, epidemics, or any other public health crisis that results in economic and trade disruptions, including the disruption of global supply chains. These events could disrupt areas in which our offices, suppliers, customers, distribution centers, and warehouses are located, as well as the operations of our global supply chain and those of our third-party partners. Furthermore, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally. To the extent any of these events occur, our operations and financial results could be adversely affected.

We generally do not have long-term contracts with our customers, which makes forecasting our revenues and operating results difficult. We generally do not enter into long-term agreements with our customers obligating them to purchase our products. Our business is characterized by short-term purchase orders with shipment schedules within one year, and we generally permit commercial orders to be cancelled or rescheduled before shipment without significant penalty. As a result, our customers may cease purchasing our products at any time, which makes forecasting our revenues difficult. In addition, due to the absence of a substantial non-cancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The uncertainty of product orders makes it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels and the amounts we invest in capital equipment and new product development costs are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls, and our results of operations and financial condition could be materially adversely affected.

Fluctuations in operating results make financial forecasting difficult and could adversely affect the price of our common stock. Our quarterly and annual revenues and operating results may fluctuate significantly for numerous reasons, including:

●	The timing of the initial selection of our display products as components in our customers’ new products;

●	Availability of interface electronics for our display products;

●	Competitive pressures on selling prices of our products;

●	The timing and cancellation of customer orders;

●	Our ability to introduce new products and technologies on a timely basis;

●	Our ability to successfully reduce costs;

●	The cancellation of U.S. Government contracts; and

●	Our ability to secure agreements from our major customers for the purchase of our products.

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As a result of these and other factors, investors should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially.

Our customers who purchase display products for defense applications typically incorporate our products into their products, which are sold to the U.S. Government under contracts. U.S. Government contracts generally are not fully funded at inception and may be terminated or modified prior to completion, which could adversely affect our business. Congress funds much of the federal budget on an annual basis, and Congress often does not provide agencies with all the money requested in their budget. Many of our customers’ contracts cover multiple years and, as such, are not fully funded at the contract award. If Congress or a U.S. Government agency chooses to spend money on other programs, including as a result of changes to governmental policies and programs imposed or that may be imposed by the new presidential administration in the U.S., our customers’ contracts may be terminated for convenience. The Anti-Deficiency Act prohibits involving the government in any obligation to pay money before funds have been appropriated for that purpose, unless otherwise allowed by law. Therefore, the Anti-Deficiency Act indirectly regulates how agencies award our contracts and pay our invoices. Federal government contracts generally contain provisions that provide the federal government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to, among other things: terminate our existing contracts; modify some of the terms and conditions in our existing contracts; subject the award to protest or challenge by competitors; suspend work under existing multiple year contracts and related delivery orders; and claim rights in technologies and systems invented, developed or produced by us.

The federal government may terminate a contract with us or our customers either “for convenience” (for instance, due to a change in its perceived needs) or if we default due to our failure or the failure of a general or subcontractor to perform under the contract. If the federal government terminates a contract with one of our customers, our contract with our customers would entitle us to recover only our incurred or committed costs, settlement expenses and retain any profit on the work that was completed prior to termination. However, under certain circumstances, our recovery costs upon termination for convenience of such a contract may be limited. As is common with government contractors, we have experienced occasional performance issues under some of our contracts. We have received Stop Work Orders wherein work is suspended pending a review of the program. We may in the future receive show-cause or cure notices under contracts that, if not addressed to the federal government’s satisfaction, could give the government the right to terminate those contracts for default or to cease procuring our services under those contracts.

In addition, U.S. Government contracts and subcontracts typically involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification and performance requirements, price negotiations and milestone requirements. Each U.S. Government agency often also maintains its own rules and regulations with which we must comply, and which can vary significantly among agencies.

We recognize revenue for some of our defense contracts and some commercial contracts on the over-time method which requires significant management judgment, and errors in our judgment could result in our revenue being overstated or understated and the profits or loss reported could be subject to adjustment. For certain contracts with the U.S. Government, we recognize revenue over time as we perform services or manufacture the goods. The continuous transfer of control to, or performance of services for, the customer is subject to liability clauses in the contract that allow the U.S. Government to unilaterally terminate the contract for convenience, pay us for costs incurred and may allow a reasonable profit, and take control of any work in process. Contracts with commercial customers may have a similar liability clause. In situations where control transfers or services are performed over time, revenue is recognized based on the extent of progress toward completion of the performance obligation. We use the cost-to-cost approach to measure the extent of progress towards the completion of the contractual obligation for our contracts. Under the cost-to-cost measure approach, the extent of progress toward completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues are recorded proportionally as costs are incurred. Accounting for design, development and production contracts requires judgment related to assessing risks, estimating contract revenues and costs and making assumptions for schedule and technical issues. Due to the size and nature of the work required to be performed on many of our contracts, the estimation of total revenue and cost at completion is complex and subject to many variables. Contract costs include material, labor and subcontracting costs, as well as an allocation of indirect costs. We must make assumptions regarding the number of labor hours required to complete a task, the complexity of the work to be performed, the availability, delivery date and cost of materials and the performance of our subcontractors. Due to the number of significant factors affecting revenue recognition, forecasting revenue at a point in time in the future is difficult. For contract change orders, claims or similar items, we apply judgment in estimating the amounts and assessing the potential for realization. These amounts are only included in the contract value when they can be reliably estimated, and realization is considered probable. If our estimate of total contract costs or our determination of whether the customer agrees that a milestone is achieved is incorrect, our revenue could be overstated or understated, and the profits or loss reported could be subject to adjustment. If our revenues and costs require adjustment, our stock price could decline.

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If we fail to comply with complex procurement laws and regulations, we could lose business and be liable for various penalties or sanctions. We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts. These laws and regulations affect how we conduct business with our federal government customers. In complying with these laws and regulations, we may incur additional costs, and non-compliance may result in fines and penalties, including contractual damages. Among the more significant laws and regulations affecting our business are:

●	The Federal Acquisition Regulation, which comprehensively regulates the formation, administration and performance of federal government contracts;

●	The Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;

●	The Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based federal government contracts; and

●	Laws, regulations and executive orders restrict the use and dissemination of information classified for national security purposes and the export of certain products, services and technical data. We engage in international work falling under the jurisdiction of U.S. export control laws. Failure to comply with these control regimes can lead to severe penalties, both civil and criminal, and can include debarment from contracting with the U.S. Government.

Our contracting agency customers may review our performance under and in compliance with the terms of our federal government contracts. If a government review or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including:

●	Termination of contracts;

●	Forfeiture of profits;

●	Cost associated with triggering price reduction clauses;

●	Suspension of payments;

●	Fines; and

●	Suspension or debarment from doing business with federal government agencies.

Additionally, the False Claims Act provides for substantial civil penalties where, for example, a contractor presents a false or fraudulent claim to the government for payment or approval. Civil actions under the False Claims Act may be brought by the government or by other people on behalf of the government (who may then share a portion of any recovery).

If we fail to comply with these laws and regulations, we may also suffer harm to our reputation, which could impair our ability to win awards of contracts in the future or receive renewals of existing contracts. If we are subject to civil or criminal penalties and administrative sanctions or suffer harm to our reputation, our current business, future prospects, financial condition or operating results could be materially harmed.

The U.S. Government may also revise its procurement practices or adopt new contracting rules and regulations, including cost accounting standards, at any time. Any new contracting methods could be costly to satisfy, be administratively difficult for us to implement and could impair our ability to obtain new contracts.

Our ability to manufacture and distribute our display products would be severely limited if the foundries that we rely on manufacture integrated circuits for our display products fail to provide those services. We depend principally on a Taiwanese foundry for the fabrication of integrated circuits for our defense display products. In addition, we use a Chinese foundry’s services for OLED deposition and processing of OLED displays. We also use foundries in Korea and France and are evaluating other European foundries. We have no long-term contracts with the foundries we use and from time to time we have been put on allocation, which means the foundry will limit or delay the number of wafers they will process for us. If foundries were to terminate or amend their arrangement with us or become unable to provide the required capacity, services and or quality on a timely basis, we may not be able to manufacture and ship our display products or we may be forced to manufacture them in limited quantities until replacement foundry services can be obtained. Furthermore, we cannot assure that we would be able to establish alternative manufacturing and packaging relationships on acceptable terms.

Our reliance on these foundries involves certain risks, including but not limited to:

●	Lack of control over production capacity and delivery schedules;

●	Limited control over quality assurance, manufacturing yields and production costs;

●	The risks associated with international commerce, including unexpected changes in legal and regulatory requirements supply chain interruptions or increased costs, changes in tariffs and trade policies, including those imposed or that may be imposed by the new presidential administration in the U.S., and political and economic instability, international hostilities and resulting sanctions, acts of terrorism and governmental restrictions, inflation, trade relationships and military and political alliances; and

●	Natural disasters such as earthquakes, tsunamis, mudslides, drought, hurricanes and tornadoes.

Due to natural disasters such as earthquakes and typhoons that have occasionally occurred in Asia, many Taiwanese companies, including the Taiwanese foundry we use, have experienced related business interruptions. Our business could suffer significantly if any of the foundries we use have their operations disrupted for an extended period due to natural disasters, political unrest or financial instability.

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We may be unable to adequately control purchase pricing of certain critical materials, which may materially adversely affect our sales or profitability. We have no long-term pricing contracts on foundry wafers and certain other materials that represent a significant portion of our product bill of material costs. We cannot provide assurance against supplier price increases that negatively impact the cost of producing products, which may adversely affect sales or profitability. Finding and/or qualifying a more cost-effective replacement supplier may take significant time.

The markets in which we operate are highly competitive and rapidly changing and we may be unable to compete successfully. There are several companies that develop or may develop products that compete in our targeted markets. The individual components that we offer for sale (displays, optical lenses, backlights and ASICs) are also offered by companies whose sole business focuses on that individual component. For example, there are companies whose sole business is to sell optical lenses. Accordingly, our strategy requires us to develop technologies and to compete in multiple markets. Some of our competitors are much larger than we are and have significantly greater financial, development and marketing resources than we do. The competition in these markets could adversely affect our operating results by reducing the volume of the products we sell or the prices we can charge. These competitors may be able to respond more rapidly than us to new or emerging technologies, including artificial intelligence technologies, or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.

Our success will depend substantially upon our ability to enhance our products and technologies and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and incorporate technological enhancements. For example, we believe there is a growing demand for microLED display products and if microLEDs can be successfully commercialized they may reduce demand for our AMLCD and OLED displays. We are investing in the development of microLED display and the cost of such development we believe will be substantial. We are competing against larger companies with greater resources than us in the development of microLED displays. If we are unable to develop new products and enhance functionalities or technologies to adapt to these changes or secure any necessary regulatory approvals to roll out such new technologies on a timely basis, our business may suffer. In addition, our use of new or emerging technologies, such as artificial intelligence, may result in substantial integration and maintenance costs and may expose us to additional risks. For example, the content, analyses, or recommendations generated by artificial intelligence programs, if deficient, inaccurate, or biased, could adversely impact our business, financial condition, and operational results, as well as our reputation. Moreover, ethical concerns associated with artificial intelligence could lead to brand damage, competitive disadvantages, or legal repercussions. Any problems with our implementation or use of artificial intelligence or other technological advancements could also negatively impact our business or results of our operations.

Disruptions of our production could adversely affect our operating results. If we were to experience any significant disruption in the operation of our facilities, we would be unable to supply our products to our customers. Many of our sales contracts include financial penalties for late delivery. In the past, we have experienced power outages at our facilities, which ranged in duration from one to four days. We have certain critical pieces of equipment necessary to operate our facilities that are no longer offered for sale and we may not have service contracts or spare parts for the equipment. Additionally, as we introduce new equipment into our manufacturing processes, our display products could be subject to especially wide variations in manufacturing yields and efficiency. We may experience manufacturing problems that would result in delays in product introduction and delivery or yield fluctuations.

A disruption to our information technology systems could significantly impact our operations, revenue and profitability. Our data processing systems and our Enterprise Resource Planning (“ERP”) software are cloud-based and hosted by third parties. We also use software packages that are no longer supported by their developer. We have experienced short-term (i.e., a few days) interruptions in our Internet connection. An interruption of the third-party systems or the infrastructure that allows us to connect to the third-party systems for an extended period may affect our ability to operate our business and process transactions, which could result in a decline in sales and affect our ability to achieve or maintain profitability.

We may not achieve some or all of the anticipated benefits of our equity investments. On December 27, 2025, we had equity investments in companies totaling $12.4 million, where we have limited, if any, control over their governance, financial reporting and operations. As a result, we face certain operating, financial and other risks relating to these investments, including risks related to the financial strength of the investments. We are required to periodically review the value of these investments for impairment. For example, in the third quarter of 2025, we reviewed the financial condition and other factors of our investment in a customer and as a result, we recorded an impairment charge of $0.4 million to reduce the carrying value of our investment. These investments may not contribute to our earnings or cash flow. In addition, these investments may be required to raise additional capital, which may result in our ownership percentage being decreased.

If we are unable to obtain or maintain existing software license relationships or other relationships relating to the intellectual property we use, our ability to grow revenue and achieve profitability and positive cash flow may be negatively affected. Our headset systems include software that we license from other companies. Should we violate the terms of a license, our license could be cancelled. Companies may decide to stop supporting the software we license, or new versions of the software may not be compatible with our software, which would require us to rewrite our software, which we may not be able to do. Moreover, the license fees we pay may be increased, which would negatively affect our ability to achieve profitability and positive cash flow.

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We may incur substantial costs in defending our intellectual property and may not be successful in protecting our intellectual property and proprietary rights. Our success depends in part on our ability to protect our intellectual property and proprietary rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, nondisclosure agreements, IT security systems, internal controls and compliance systems, and other measures to protect our intellectual property. We also rely on nondisclosure agreements, confidentiality obligations in contracts, IT security systems, and other measures to protect certain customer and supplier information and intellectual property that we have in our possession or to which we have access. We have obtained certain domestic and foreign patents and we intend to continue to seek patents on our inventions when appropriate. We also attempt to protect our proprietary information with contractual arrangements and under trade secret laws. Our employees and consultants generally enter into agreements containing provisions with respect to confidentiality and the assignment of rights to us for inventions made by them while in our employ or consulting for us. These measures may not adequately protect our intellectual property or proprietary rights. Existing trade secret, trademark and copyright laws afford only limited protection and our patents could be invalidated, held to be unenforceable or circumvented. Moreover, the laws of certain foreign countries in which our products are or may be manufactured or sold may not provide full protection of our intellectual property rights. Misappropriation of our technology and the costs of defending our intellectual property rights from misappropriation could substantially impair our business. If we are unable to protect our intellectual property or proprietary rights, our business may not be successful, and the price of our common stock may decline.

The process of seeking patent protection can be time consuming and expensive and we cannot be certain that patents will be issued from currently pending or future patent applications. We cannot be certain that domestic or foreign intellectual property laws will allow the protection of our intellectual property rights or that others will not independently develop similar products, duplicate our products or design around any patents issued or licensed to us. We may be subject to or may initiate contested patent or patent application proceedings in the United States Patent and Trademark Office, foreign patent offices or the courts, which can demand significant financial and management resources. Patent applications in the U.S. typically are maintained in secrecy until they are published about 18 months after their earliest claim to priority. As publication of discoveries in the scientific and patent literature lags behind actual discoveries, we cannot be certain that we were the first to conceive of inventions covered by our pending patent applications or the first to file patent applications on such inventions. We also cannot be certain that our pending patent applications or those of our licensors will result in issued patents or that any issued patents will provide adequate protection against a competitor. In addition, we cannot be certain that others will not obtain patents that we would need to license or could force us to retool or cease manufacturing and sales of products covered by these patents, nor can we be sure that licenses, if needed, would be available to us on favorable terms, if at all.

We also attempt to protect our proprietary information with contractual arrangements and under trade secret laws. We believe that our future success will depend primarily upon the technical expertise, creative skills and management abilities of our officers and key employees in addition to patent ownership. Our employees enter into agreements containing provisions with respect to confidentiality and the assignment of rights to us for inventions made by them while in our employ. Agreements with consultants generally provide that rights to inventions made by them while consulting for us will be assigned to us unless the assignment of rights is prohibited by the terms of any of their prior agreements. Agreements with employees, consultants and collaborators contain provisions intended to further protect the confidentiality of our proprietary information. To date, we have had no experience in enforcing these agreements. We cannot be certain that these agreements will not be breached or that we would have adequate remedies for any breaches. Our trade secrets may not be secure from discovery or independent development by competitors, in which case we may not be able to rely on these trade secrets to prevent our competitors from using them.

Our business could suffer if we fail to recruit and retain key personnel. To continue to provide quality products in our rapidly changing business, we believe it is important to retain and recruit personnel with experience and expertise relevant to our business. Our success depends in large part upon several key management and technical employees. The loss of the services of one or more key employees, including Mr. Murray, our President and Chief Executive Officer, could seriously impede our success. We do not maintain any “key-man” insurance policies on Mr. Murray or any other employees. Due to the competitive nature of the labor markets in which we operate, we may be unsuccessful in attracting and retaining these personnel. Our inability to attract and retain key personnel could adversely affect our ability to develop and manufacture our products.

If we fail to keep pace with changing technologies, we may lose customers. Rapidly changing customer requirements and evolving technologies and industry standards characterize our industries. To achieve our goals, we need to enhance our existing products and develop and market new products that keep pace with continuing changes in industry standards, requirements and customer preferences. We may be unable to bring to market technologies and products that are attractive to our customers, and as a result, our business, financial condition and results of operations may be materially adversely affected.

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Customer demands and new regulations related to conflict-free minerals may adversely affect us. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) imposes disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries in products, whether these products are manufactured by third parties. These requirements could affect the pricing, sourcing and availability of minerals used in the manufacture of semiconductor devices (including our products). We have incurred additional costs associated with complying with the disclosure requirements, such as costs related to determining the source of any conflict minerals used in our products. Our supply chain is complex, and we may be unable to verify the origins of all the metals used in our products. We purchase materials from foreign sources that may not cooperate and provide us with the necessary information to allow us to comply with the Dodd-Frank Act. This may require us to find alternative sources which could delay product shipments. We may also encounter challenges with our customers and stockholders if we are unable to certify that our products are conflict-free.

Changes in tax laws, an unfavorable resolution of tax examinations, or exposure to additional tax liabilities could have a material adverse effect on our results of operations, financial condition and liquidity. We are subject to taxes in the U.S., Korea, China and the United Kingdom. Governments in the jurisdictions in which we operate implement changes to tax laws and regulations periodically. Any implementation of tax laws that fundamentally changes the taxation of corporations in the U.S. or in the foreign jurisdictions in which we operate could materially affect our effective tax rate and could have a significant adverse impact on our financial results.

We may incur significant liabilities if we fail to comply with stringent environmental laws and regulations and the ITAR, or if we did not comply with these regulations in the past. We are subject to a variety of federal, state and local government regulations related to the use, storage, discharge and disposal of toxic or other hazardous chemicals used in our manufacturing process. We are also subject to federal International Traffic in Arms Regulations (ITAR) laws that regulate the export of technical data and export of products to other nations that may use these products for defense purposes. Failure to comply with present or future regulations could result in fines, suspension of production, or a cessation of operations. Any failure on our part to control the use of, or adequately restrict the discharge of, hazardous substances, or otherwise comply with environmental regulations, could subject us to significant future liabilities. Any failure on our part to obtain any required licenses for the export of technical data and/or export of our products or to otherwise comply with ITAR, could subject us to significant future liabilities. In addition, we cannot be certain that we have not violated applicable laws or regulations in the past, which violations could result in required remediation or other liabilities. We also cannot be certain that past use or disposal of environmentally sensitive materials in conformity with the existing environmental laws and regulations will protect us from required remediation or other liabilities under current or future environmental laws or regulations.

We may be unable to modify our products to meet regulatory or customer requirements. From time to time our display products are subject to new domestic and international requirements, such as the European Union’s Restriction on Hazardous Substances Directive. Our customers’ terms and conditions require us to follow “all laws.” If we are unable to comply with these regulations, we may not be permitted to ship our products, which would adversely affect our revenue and ability to maintain profitability. In addition, if we are found to be in violation of laws, we may be subject to fines and penalties.

We may be unable to successfully integrate new strategic acquisitions and investments, which could materially adversely affect our business, results of operations and financial condition. In the past, we have made, and in the future, we may make acquisitions of, and investments in, businesses, products and technologies that could complement or expand our business. We may not be able to successfully integrate future acquired businesses, assets or technologies into our existing business and products. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization expenses and write-downs of acquired assets.

Additionally, we have several investments where we may have limited, if any, control over their governance, financial reporting, and operations. As a result, we face certain operating, financial and other risks relating to these investments, including risks related to the financial strength of the investments. As a result, these investments may not contribute to our earnings or cash flows. In addition, these investments may be required to raise additional capital, which may result in our ownership percentage being decreased.

Changes in China’s laws, legal protections or government policies on foreign investment in China may harm our business. Our Chinese investments are subject to laws and regulations applicable to foreign investment in China as well as laws and regulations applicable to foreign-invested enterprises. These laws and regulations frequently change, including as a result of the new presidential administration in the U.S., and their interpretation and enforcement involve uncertainties that could limit the legal protections available to us. Regulations and rules on foreign investments in China impose restrictions on the means that a foreign investor like us may apply to facilitate corporate transactions we may undertake. In addition, the Chinese legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. If any of our past operations are deemed to be non-compliant with Chinese law, we may be subject to penalties. For instance, under the catalogue for the Guidance of Foreign Investment Industries, some industries are categorized as sectors that are encouraged, restricted or prohibited for foreign investment. As the Catalogue for the Guidance of Foreign Investment Industries is updated every few years, there can be no assurance that China’s government will not change its policies in a manner that would render part or all of our investment to fall within the restricted or prohibited categories. If we cannot obtain approval from relevant authorities to engage in businesses that have become prohibited or restricted for foreign investors, we may be forced to sell our investment if possible. Moreover, uncertainties in the Chinese legal system may impede our ability to enforce contracts with our business partners, customers and suppliers, or otherwise pursue claims in litigation to recover damages or loss of property, which could adversely affect our business and operations.

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We do not intend to pay dividends on our common stock in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of our common stock appreciates. Historically, our earnings, if any, have been retained for the development of our businesses. Any recommendation by our Board of Directors to pay dividends will depend on many factors, including our financial condition, results of operations, and other factors. Accordingly, if the price of our common stock declines in the foreseeable future, you will incur a loss on your investment, without the likelihood that this loss will be offset in part or at all by potential future cash dividends.

As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002. While we have developed and instituted a corporate compliance program based on what we believe are the current best practices in corporate governance and continue to update this program in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders. We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of Common Stock and do not anticipate paying any cash dividends on our shares of Common Stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of 15,789,576 shares of Common Stock. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholders on September 29, 2025 in order to permit the Selling Stockholders to offer the shares included in this prospectus for resale from time to time.

When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale. The following table sets forth the names of the Selling Stockholders, and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders, as of the date of this prospectus. The third column lists the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus.

Name of Selling Stockholders	Number of securities Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of shares of Common Stock Owned After Offering
	Number	Percent (1)		Number	Percent
Herald Investment Trust Plc(3)	1,900,000	1.0	465,000	1,435,000	*
Iroquois Capital Investment Group LLC(4)	100,953	*	100,953	-	*
Iroquois Master Fund Ltd. (“IMF”) (5)	402,748	*	402,748	-	*
Jon D. and Linda W. Gruber Trust(6)	700,000	*	700,000	-	*
		*		-	*
Ondas Holdings Inc.(7)	2,380,952	1.3	2,380,952	-	*
AWM Investment Company Inc.(8)	11.935.133	6.4	4,000,000	7,935,133	4.3
Telemark Fund, LP(9)	7,000,000	3.8	2,000,000	5,000,000	2.7
Theon International Plc(10)	10,028,513	5.4	3,809,523	6,218,990	3.4
Unusual Machines, Inc.(11)	1,930,400	1.0	1,930,402	-	*

* Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.

(1)	Applicable percentage ownership is based on 183,508,528 shares of our Common Stock outstanding as of November 21, 2025 plus 2,333,333 shares of common stock issuable upon the full conversion of the outstanding shares of our Series A Convertible Preferred Stock (assuming conversion at the initial fixed conversion price of $3.00 per share and no dividends on the Series A Convertible Preferred Stock accrued pr payable).

(2)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(3)	Peter Jenkin is the Investment Manager of Herald Investment Management Limited, which serves as the investment manager to Herald Investment Trust Plc. The business address of Herald Investment Trust Plc is 10-11 Charterhouse Square, London, EC1 M 6EE, United Kingdom.

(4)	Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.

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(5)	Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC , Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The registered address of IMF is 18 Forum Lane, 2nd Floor, Camana Bay, Grand Cayman KY1-1003, Cayman Islands.

(6)	The securities are directly held by Gruber Trust and may be deemed to be beneficially owned by Jon D Gruber, as Trustee. The address of the Gruber Trust is 300 Tamal Plaza, Ste. 215, Corte Madera, CA 94925.

(7)	Eric Brock, Chief Executive Officer of Ondas Holdings Inc., and Neil Laird, Chief Financial Officer of Ondas Holdings Inc., have shared voting and dispositive power over the shares set forth in the table. The address of Ondas Holdings Inc. is One Marina Park Drive, Suite 1410, Boston, MA 02210.

(8)	The shares registered for resale hereby represent (i) 4,947,384 shares of Common Stock held directly by Special Situations Fund III QP, L.P.; (ii) 1,396,044 shares of Common Stock held directly by Special Situations Cayman Fund, L.P.; (iii)705,515 shares of Common Stock held directly by Special Situations Private Equity Fund, L.P; (iv) 862,836 shares of Common Stock held directly by Special Situations Technology Fund, L.P.; and (v) 4,023,354 shares of Common Stock held directly by Special Situations Technology Fund II, L.P. AWM Investment Company, Inc. (“AWM”) is the investment adviser to each of the Special Situations Funds. In addition to the common stock of the Company held by AWM Investment Company Inc. they also own 10 million prefunded warrants which allow for the purchase of 10 million shares of the Company for $0.01 per share. The warrants include a 9.99% blocker. David Greenhouse and Adam Stettner are the principal owners of AWM. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control over the portfolio securities of each of the Special Situations Funds. Messrs. Greenhouse and Stettner disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest each of them may have therein. The address of AWM, each of the Special Situations Funds and Messrs. Greenhouse and Stettner is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(9)	Colin McNay is the President and sole owner of Telemark Asset Management, LLC. He disclaims beneficial ownership of any of the shares of Common Stock held by Telemark Fund, LP except to the extent of his pecuniary interest therein. The address of the foregoing entities is One International Place, Suite 4620 Boston, MA, 02110.

(10)	Includes (i) 7,695,180 shares of Common Stock and (ii) 2,333,333 shares of Common Stock issuable upon full conversion of shares of Series A Convertible Preferred Stock (assuming conversion at the initial fixed conversion price of $3.00 per share and no dividends on the Series A Convertible Preferred Stock accrued and payable) held by Theon International Plc (“Theon”), which is majority-owned by Venetus Ltd., which in turn is majority-owned by CHRE Investments Ltd (“CHRE Investments”). Christianos Hadjiminas is the sole shareholder of CHRE Investments and has voting and dispositive control over CHRE Investments. The address of Theon is 5 Agiou Antoniou, Muskita Building 2, Office 102, 2002 Nocosia, Cyprus.

(11)	Allan Thomas Evans, the Chief Executive Officer of Unusual Machines, Inc., has voting and dispositive power over the shares set forth in the table. The address of Unusual Machines, Inc. is 4677 LB McLeod Road, Orlando, Florida 32811.

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PLAN OF DISTRIBUTION

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	distributions to members, partners, stockholders or other equity holders of the Selling Stockholders;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales that are not in violation of Regulation SHO;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

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To the extent required, the shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our amended and restated certificate of incorporation and our amended and restated bylaws, and of the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is part.

Our authorized capital stock consists of 275,000,000 shares of Common Stock, par value of $0.01 per share, 3,000 shares of preferred stock, par value $0.01 per share. Of the authorized preferred stock 1,500 shares have been designated as Series A Preferred Stock, of which 1,000 shares are currently issued and outstanding. Our Common Stock is listed on Nasdaq under the symbol “KOPN.”

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

Dividends

Subject to preferences that may apply to any outstanding preferred stock, the holders of our Common Stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available therefor.

Liquidation

In the event of a liquidation, dissolution or winding up, our stockholders will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Rights, Preferences and Privileges

The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate grants our board of directors the authority, without further stockholder authorization, to issue from time to time up to 3,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series.

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Below is a summary of the terms of our Series A Convertible Preferred Stock (the “Preferred Stock”). The Certificate of Designation of Series A Convertible Preferred Stock of Kopin Corporation is incorporated by reference in this prospectus.

The Preferred Stock shall, with respect to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon Liquidation (as defined below), (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities, including the Common Stock, are collectively referred to herein as “Junior Securities”) (ii) rank junior to the Corporation’s debt obligations and each class or series of equity securities of the Corporation, whether currently issued or issued in the future in accordance with the terms hereof, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities are collectively referred to herein as “Senior Securities”) and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future in accordance with the terms hereof, that expressly provides that it ranks on parity with the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Voting Rights— The holders of the Series A convertible preferred stock are entitled to vote as a single class with the holders of the Company’s common stock with one vote for each share of common stock that the preferred stock is convertible into.

Dividends— On each January 1 and July 1 of each year, the Company shall (a) pay a cash dividend at a rate of 2% per annum and (b)allow paid-in-kind dividends to accrue at a rate of 2% per annum. The dividend rates shall increase to 3% per annum upon certain events of noncompliance. Dividends on preferred stock shall accrue and accumulate whether or not declared and whether or not the Company has funds legally available for the payment of such dividends and shall compound semi-annually to the extent not paid in cash on or prior to such payment date.

Liquidation Rights— In the event of any voluntary or involuntary liquidation, the holders of preferred stock are entitled to receive an amount equal to the greater of (a) the sum of (i) the purchase price per share and (ii) the accrued dividends on such share as of the liquidation or (b) an amount per share as would have been payable had all shares of preferred stock been converted into common stock immediately prior to such event. After payment of such liquidation preferences, holders of common stock receive the remaining assets of the Company available for distribution to its stockholders.

Conversion— The holders of the preferred stock may elect to convert shares of preferred stock into common stock at any time. Upon a holder’s election, each share of preferred stock shall be converted into such number of shares of common stock equal to the quotient of (a) the sum of (i) the purchase price per share and (ii) the accrued dividends on such share as of the conversion date, divided by (b) the optional conversion price in effect at the time of conversion, which is originally set at $3.00,adjustable for certain dilutive events. The preferred stock may also be converted, at the Company’s election, if the trading price of the Company’s common stock is $5.50 or more (adjustable for certain dilutive events) for ten trading days during any thirty consecutive trading day period. Upon the Company’s election, each share of preferred stock shall be converted into such number of shares of common stock equal to the quotient of (a) the sum of (i) the purchase price per share and (ii) the accrued dividends on such share as of the conversion date, divided by (b) the mandatory conversion price in effect at the time of conversion, which is originally set at $4.40,adjustable for certain dilutive events. If either an optional or mandatory conversion would result in the holders of the Series A convertible preferred stock beneficially owning greater than 9.99% of the common stock issued and outstanding, the Company must pay, in lieu of shares, an amount of cash per share equal to the volume weighted average per share price of a share of common stock on the trading day immediately preceding the conversion date and the relevant shares of preferred stock shall be deemed converted.

Redemption— The preferred stock is redeemable at the election of the holders and is therefore classified outside of permanent equity. Upon the occurrence of certain events constituting a change of control, the Company has the option to redeem the preferred stock for an amount equal to the sum of (i) the purchase price per share and (ii) the accrued dividends on such share as of the redemption date. The Company shall not consummate an event constituting a change of control unless the Company provides each holder the option to receive an amount equal to the greater of (a) 150% of the sum of (i) the purchase price per share and (ii) the accrued dividends on such share as of the liquidation or (b)an amount per share as would have been payable had all shares of preferred stock been converted into common stock immediately prior to such event.

Warrants

As of September 27, 2025, there were outstanding 10,000,000 prefunded warrants to purchase an aggregate of 10,000,000 shares of our Common Stock at a weighted average exercise price of $0.01 per share. The warrants contain provisions which allow for adjustment in the number of warrants in certain circumstances.

Certain Anti-Takeover Provisions of Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Suite 101, Canton, MA, 02021, United States.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP Boston, MA, 01581.

EXPERTS

The consolidated financial statements of Kopin Corporation (the Company) as of December 27, 2025 and December 28, 2024 and for each of the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm,  given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

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You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at https://www.kopin.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement, however the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus, and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

●	Current Reports on Form 8-K or 8-K/A, filed with the SEC on January 9, 2026, April 29, 2026 and May 28, 2026;

●	Annual Report on Form 10-K for the year ended December 27, 2025 filed with the SEC on April 13, 2026;

●	Quarterly Report on Form 10-Q for the quarter ended March 28, 2026 filed with the SEC on May 12, 2026;

●	Proxy Statement on Schedule 14A filed on April 22, 2026; and

●	Description of Securities of the Company incorporated hereby by reference to Exhibit 4.2 to the Annual Report on Form 10-K, as amended, of the Company for the fiscal year ended December 27, 2025.

In addition, all future reports and documents (other than the Current Reports on Form 8-K or portions thereof that are “furnished” under Item 2.02 or Item 7.01 of Form 8-K) subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of this Post-Effective Amendment No. 1 of which this prospectus forms a part and prior to effectiveness of this Post-Effective Amendment No. 1 and (ii) prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Kopin Corporation

125 North Drive

Westborough, Ma 01581

(508) 870-5959

Attn: Chief Financial Officer

You also may access these filings on our website at www.kopin.com under the heading “Investor Relations—SEC Filings.” We do not incorporate the information on our website into this prospectus or any supplement to this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

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Kopin Corporation

Up to 19,545,950 Shares of Common Stock

PROSPECTUS         , 2026.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$8,340.83	*
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$50,000.00
Miscellaneous fees and expenses	$25,000.00
Total	$233,340.83

* Previously paid.

Item 14. Indemnification of Officers and Directors.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

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Item 15. Recent Sales of Unregistered Securities.

The Company has not issued unregistered securities to any person within the last three years, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, Rule 701 of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the Company, to information about the Company.

On October 16, 2025, Theon purchased 1,000 shares of Preferred Stock of the Company at a price of $7,000 pursuant to the Stock Purchase Agreement. Each share of the Preferred Stock is convertible into shares of the Company’s Common Stock, at an initial conversion price of $3.00 per share subject to a 9.99% beneficial ownership blocker. If the Common Stock of the Company trades at the Mandatory Conversion Price for at least 10 trading days within a 30 consecutive trading day period, the Company can force conversion at 80% of the Mandatory Conversion Price. The Preferred Stock earns 4% annual dividends (2% payable in cash and 2% payable in Preferred Stock). The Preferred Stock shall vote on an “if converted” basis with the Common Stock of the Company.

On September 29, 2025, Kopin announced that it has entered into a Purchase Agreement for a PIPE for Placement Shares. The net proceeds to the Company from the offering were approximately $38.1 million , after deducting placement agent fees and commissions and estimated offering expenses payable by the Company. The transaction closed on September 30, 2025. The issuance of the Placement Shares was not registered under the Securities Act, or any state securities laws. The Placement Shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder for transactions not involving a public offering. The Company is required to file a registration statement providing for the resale of the Placement Shares by November 9, 2025. The registration statement, of which this prospectus forms a part of, is being filed pursuant to a Registration Rights Agreement. Pursuant to the Purchase Agreement and the Registration Rights Agreement, for the period between September 29, 2025 and until ten (10) days after the date that the registration statement had been declared effective by the SEC, the Company agreed not to (1) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock, convertible securities or options, or (2) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement or a post-effective amendment to an existing registration statement necessary to continue such registration without provided, however, that this shall not apply to customary exceptions, without the consent of the Placement Agent.

On September 4, 2025, Kopin entered into an Inducement Restricted Stock Award Agreement (the “Inducement Stock Agreement”) with Erich Manz. Pursuant to the Inducement Stock Agreement, the Company granted to Mr. Manz 400,000 restricted shares of Common Stock, subject to certain restrictions. 25% of the restricted shares will vest on each December 10 beginning in 2026, subject to Mr. Manz’s continued employment with the Company on the applicable vesting date.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

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(5)	that, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Kopin Corporation

By:	/s/ Michael Murray
Michael Murray
Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael Murray and Erich Manz our true and lawful attorneys and agents with full power of substitution and resubstitution, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael Murray	Chairman of the Board, Chief Executive Officer, President and Director	May 28, 2026
Michael Murray	(Principal Executive Officer)

/s/ Erich Manz	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2026
Erich Manz

*	Director	May 28, 2026
David Nieuwsma

*	Director	May 28, 2026
Margaret Seif

*	Director	May 28, 2026
Paul Walsh Jr.

*	Director	May 28, 2026
Jill Avery

*By:	/s/ Erich Manz
Erich Manz
Attorney-in-Fact
May 28, 2026

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EXHIBIT INDEX

Exhibit Number	Description
3.1**	Amended and Restated Certificate of Incorporation filed as an exhibit to Registration Statement on Form S-1, File No. 33-57450, and incorporated herein by reference.
3.2**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed as an exhibit to Form 8-K filed on June 30, 2025, and incorporated herein by reference.
3.3**	Amendment to Certificate of Incorporation filed as an exhibit to Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000 and incorporated herein by reference.
3.4**	Amendment to Certificate of Incorporation filed as an exhibit to Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000 and incorporated herein by reference.
3.5**	Form of Indemnification Agreement filed as an exhibit to Current Report on Form 8-K filed on June 6, 2024 and incorporated herein by reference.
3.6**	Sixth Amended and Restated By-laws filed as an exhibit to Current Report on Form 8-K filed on April 12, 2019 and incorporated herein by reference.
3.7**	Revised Certificate of Designation of Series A Convertible Preferred Stock of Kopin Corporation filed as an exhibit to Registration Statement on Form S-1, File No. 33-57450, and incorporated herein by reference.
4.1**	Specimen Certificate of Common Stock filed as an exhibit to Registration Statement on Form S-1, File No. 33-45853, and incorporated herein by reference.
4.2**	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
4.3**	Form of Pre-Funded Warrant filed as an exhibit to Current Report on Form 8-K filed on January 26, 2023 and incorporated herein by reference.
4.4**	Form of Pre-Funded Warrant filed as an exhibit to Current Report on Form 8-K filed on September 20, 2024 and incorporated herein by reference.
5.1#	Opinion of Morgan Lewis & Bockius LLP
10.1**	Form of Employee Agreement with Respect to Inventions and Proprietary Information filed as an exhibit to Registration Statement on Form S-1, File No. 33-45853, and incorporated herein by reference.
10.2**	Form of Key Employee Stock Purchase Agreement filed as an exhibit to Registration Statement on Form S-1, File No. 33-45853, and incorporated herein by reference.
10.3**	License Agreement by and between the Company and Massachusetts Institute of Technology dated April 22, 1985, as amended, filed as an exhibit to Registration Statement on Form S-1, File No. 33-45853, and incorporated herein by reference.
10.4**	Facility Lease, by and between the Company and Massachusetts Technology Park Corporation, dated October 15, 1993 filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference.
10.5**	Kopin Corporation Form of Stock Option Agreement under 2001 and 2010 Equity Incentive Plans filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 25, 2004 and incorporated herein by reference.
10.6**	Kopin Corporation 2001 and 2010 Equity Incentive Plan Form of Restricted Stock Purchase Agreement filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 25, 2004 and incorporated herein by reference.
10.7**	Kopin Corporation Fiscal Year 2012 Incentive Bonus Plan filed as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated herein by reference.
10.8**	Kopin Corporation 2010 Equity Incentive Plan filed with the Company’s Definitive Proxy Statement on Schedule 14 filed as of April 5, 2013 and incorporated by reference herein.

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10.9**	Offer Letter, dated January 17, 2019, by and between Kopin Corporation and Paul Baker filed as an exhibit to the Current Report on Form 8-K filed on January 22, 2019 and incorporated by reference herein.
10.10†**	Asset Purchase Agreement, dated September 30, 2019, by and between Kopin Corporation, Kopin Display Corporation and Solos Technology Limited.
10.11**	Kopin Corporation 2020 Equity Incentive Plan filed as an exhibit to Current Form on 8-K on May 20, 2020 and incorporated by reference herein.
10.12**	Tenth Amended and Restated Employment Agreement between the Company and Dr. John C.C. Fan, dated as of December 31, 2020, filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 25, 2021 and incorporated herein by reference
10.13**	Letter Agreement between Kopin Corporation and Michael Murray, dated July 14, 2022, filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2022 and incorporated by reference herein.
10.14**	Amendment to Employment Agreement between Kopin Corporation and John C. C. Fan, dated September 5, 2022, filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended September 24, 2022 and incorporated by reference herein.
10.15**	Employment Agreement between Kopin Corporation and Michael Murray, dated as of April 5, 2024, filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2024 and incorporated by reference herein.
10.16**

Underwriting Agreement, dated September 20, 2024, by and between Kopin Corporation and Canaccord Genuity LLC, as representative of the underwriters named therein filed as an exhibit to the Current Report on Form 8-K filed on September 20, 2024 and incorporated by reference herein.

10.17†**	Shareholders’ Agreement in Relationship to Kopin Europe Limited, dated October 16, 2025, by and among Kopin Corporation, Theon International PLC, and Kopin Europe Limited filed as an exhibit to Form S-1 on November 7, 2025 and incorporated herein by reference.
10.18†**	Subscription Agreement Relating to Kopin Europe Limited, dated August 8, 2025, by and among Theon International PLC, Kopin Europe Limited and Kopin Corporation filed as an exhibit to Form S-1 on November 7, 2025 and incorporated herein by reference.
10.19†**	Series A Convertible Preferred Stock Purchase Agreement, dated August 8, 2025, by and between Kopin Corporation and Theon International PLC filed as an exhibit to Form S-1 on November 7, 2025 and incorporated herein by reference.
10.20†**	First Amendment to Series A Convertible Preferred Stock Purchase Agreement, dated September 30, 2025, by and between Kopin Corporation and Theon International PLC filed as an exhibit to Form S-1 on November 7, 2025 and incorporated herein by reference.
10.21†**	License and Collaboration Agreement, dated October 16, 2025, by and among Kopin Corporation, Theon International PLC, and Kopin Europe Limited filed as an exhibit to Form S-1 on November 7, 2025 and incorporated herein by reference.
10.22**	At-the-Market Equity Offering Sales Agreement by and between Kopin Corporation and Stifel, Nicolaus & Company, Incorporated, dated January 24, 2025 filed as an exhibit to Form 8-K on January 24, 2025 and incorporated by reference herein.
10.23**	Inducement Restricted Stock Agreement, dated September 4, 2025 between Kopin Corporation and Erich Manz filed as an exhibit to Form 8-K on September 5, 2025 and incorporated by reference herein.
10.24†**	Securities Purchase Agreement, dated as of September 29, 2025, by and among the Company and the Purchasers filed as an exhibit to Form 8-K on September 29, 2025 and incorporated by reference herein.
10.25**	Registration Rights Agreement, dated as of September 29, 2025, by and among the Company and the Purchasers filed as an exhibit to Form 8-K on September 30, 2025 and incorporated by reference herein.
10.26**	Loan Agreement, dated as of October 2, 2025 by and among the Company, Kopin Targeting Corporation and Rockland Trust Company filed as an exhibit to Form 8-K on October 10, 2025 and incorporated by reference herein.
10.27**	Continuing Reimbursement Agreement for Letters of Credit dated as of October 2, 2025 by and among the Company and Rockland Trust Company filed as an exhibit to Form 8-K on October 10, 2025 and incorporated by reference herein.
10.28**	Joint Development and License Agreement, dated April 27, 2026, by and between Fabric AI, Inc. and Kopin Corporation filed as an exhibit to Form 8-K on April 28, 2026 and incorporated by reference herein.
10.29**	Exclusive Supply and Distribution Agreement, dated April 27, 2026, by and between Fabric AI, Inc. and Kopin Corporation filed as an exhibit to Form 8-K on April 28, 2026 and incorporated by reference herein.
19**	Insider Trading Policy as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 28, 2024 and incorporated herein by reference.
21.1**	Subsidiaries of Kopin Corporation as an exhibit to Annual Report on Form 10-K for the fiscal year ended December 28, 2024 and incorporated herein by reference.
23.1#	Consent of Independent Registered Public Accounting Firm - BDO USA, P.C
23.3#	Consent of Morgan Lewis & Bockius LLP (included in Exhibit 5.1)
24.1#	Power of Attorney (included on the signature page to the initial Registration Statement).
107**	Filing Fee Table

#	Filed herewith
*	Management contract or compensatory plan required to be filed as an Exhibit to this Form 10-K.
†	Portions of this exhibit and the schedules thereto, marked by brackets, have been omitted pursuant to Item 601(b)(10) of Regulation S-K.
**	Previously filed

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